EXHIBIT (4)

THIS SUMMATION SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SUMMATION SECURITIES IN CERTIFICATED FORM, THIS SUMMATION SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS SUMMATION SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO MERRILL LYNCH & CO., INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SUMMATION SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-	1,000,000 Units
CUSIP 59021W 30 8	(Each Unit representing $10 principal
amount of SUMmation Securities)

MERRILL LYNCH & CO., INC.

SUMmation SecuritiesSM

Linked to the Performance of the S&P 500® Index

due July 2, 2010

(the “SUMmation Securities”)

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, a sum for each Unit equal to the greater of $11.40 or the Redemption Amount, as defined below, on July 2, 2010 (the “Stated Maturity”).

Payment or delivery per Unit of the above-referenced $11.40, the Redemption Amount, if any, and any interest on any overdue amount thereof with respect to this SUMmation Security shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

This SUMmation Security is one of the series of SUMmation SecuritiesSM Linked to the Performance of the S&P 500® Index due July 2, 2010.

Payment at Maturity

At maturity, a Holder shall receive a cash payment with respect to each Unit of this SUMmation Security equal to the greater of:

(i)  $11.40

or

(ii)  the Redemption Amount.

The “Redemption Amount” with respect to each Unit of this SUMmation Security equals:

$10 + ($10 x Summation Amount)

The “Summation Amount” equals the sum of the monthly percentage increases and decreases in the value of the S&P 500 Index (each a “Monthly Return”) over the term of the SUMmation Security, subject to a maximum percentage increase during any month of 4.5% (four and one-half percent, which is referred to as the “Monthly Return Cap”).

Each Monthly Return equals:

(	Ending Value – Starting Value Starting Value	)

subject to a maximum increase of 4.5%. The Calculation Agent, as defined below, shall determine each Monthly Return on the 2nd day of each month, beginning August 2, 2003 or, if any such day is not an Index Business Day, the next succeeding day that is an Index Business Day, except as described herein (each a “Monthly Return Calculation Date”), by determining the percentage change in the closing value of the S&P 500 Index on such Monthly Return Calculation Date relative to the closing value of the S&P 500 Index on the immediately preceding Monthly Return Calculation Date, or, in the case of the first Monthly Return Calculation Date, June 26, 2003. Each such Monthly Return (subject to the Monthly Return Cap) will be added to (or in the case of decreases, subtracted from) the Summation Amount.

The “Starting Value” will equal the closing value of the S&P 500 Index on the immediately preceding Monthly Return Calculation Date. For purposes of determining the Monthly return on the initial Monthly Return Calculation Date of August 2, 2003, the Starting Value will equal 985.82.

The “Ending Value” will equal the closing value of the S&P 500 Index on the Monthly Return Calculation Date for which the Monthly Return is being determined; provided, however, that when determining the Ending Value for the final Monthly Return Calculation Date of July 2, 2010, the Ending Value will be determined by the Calculation Agent and will equal the average, arithmetic mean, of the closing values of the S&P 500 Index on each of the first five Calculation Days, as defined below, during the Calculation Period, as defined below. If there are fewer than five Calculation Days during the Calculation Period, then the Ending Value will equal the average, arithmetic mean, of the closing values of the S&P 500 Index on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing value of the S&P 500 Index on that Calculation Day. If there is no Calculation Day during the Calculation Period, then the Ending Value will equal the closing value of the S&P 500 Index determined as of the last scheduled Index Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event, as defined below, on that Index Business Day.

An “Index Business Day” means a day on which The New York Stock Exchange (the “NYSE”), the American Stock Exchange (the “AMEX”) and The Nasdaq Stock Market are open for trading and the S&P 500 Index or any Successor Index, as defined below, is calculated and published and a Market Disruption Event has not occurred.

“Calculation Period” means the period from and including the seventh scheduled Index Business Day before the Stated Maturity to and including the second scheduled Index Business Day before the Stated Maturity.

“Calculation Day” means any Index Business Day during the Calculation Period.

“Business Day” means any day on which the NYSE, the AMEX and The Nasdaq Stock Market are open for trading.

“Calculation Agent” means Merrill Lynch, Pierce Fenner & Smith Incorporated. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a determination of a manifest error, shall be conclusive for all purposes and binding on the Company and the beneficial owners of this SUMmation Security.

Adjustments to the S&P 500 Index; Market Disruption Events

If at any time Standard & Poor’s changes its method of calculating the S&P 500 Index, or the value of the S&P 500 Index changes, in any material respect, or if the S&P 500 Index is in any other way modified so that the S&P 500 Index does not, in the opinion of the Calculation Agent, fairly represent the value of the S&P 500 Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing value of the S&P 500 Index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the S&P 500 Index as if those changes or modifications had not been made, and calculate the closing value with reference to the S&P 500 Index, as so adjusted. Accordingly, if the method of calculating the S&P 500 Index is modified so that the value of the S&P 500 Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the Calculation Agent shall adjust the S&P 500 Index in order to arrive at a value of the S&P 500 Index as if it had not been modified, e.g., as if the split had not occurred.

“Market Disruption Event” means either of the following events, as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange, in 20% or more of the stocks which then comprise the S&P 500 Index or any Successor Index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange, whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the S&P 500 Index, or any Successor Index, which are traded on any major U.S. exchange.

For the purpose of the above definition:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange; and

(2)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, will be considered “material”.

Discontinuance of the S&P 500 Index

If Standard & Poor’s discontinues publication of the S&P 500 Index and Standard & Poor’s or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the S&P 500 Index (a “Successor Index”), then, upon the Calculation Agent’s notification of its determination to the Trustee and the Company, the Calculation Agent will substitute the Successor Index as calculated by Standard & Poor’s or any other entity for the S&P 500 Index and calculate the Monthly Returns as described above under “Payment at Maturity”. Upon any selection by the Calculation Agent of a Successor Index, the Company shall cause notice to be given to Holders of the SUMmation Securities.

In the event that Standard & Poor’s discontinues publication of the S&P 500 Index and:

•	the Calculation Agent does not select a Successor Index, or

•	the Successor Index is no longer published,

the Calculation Agent will compute a substitute value for the S&P 500 Index in accordance with the procedures last used to calculate the S&P 500 Index before any discontinuance. If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the S&P 500 Index as described below, the Successor Index or value will be used as a substitute for the S&P 500 Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

If Standard & Poor’s discontinues publication of the S&P 500 Index before a Monthly Return Calculation Date, or in the case of the final Monthly Return Calculation Date of July 2, 2010, the Calculation Period, and the Calculation Agent determines that no Successor Index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of an Ending Value, or

•	a determination by the Calculation Agent that a Successor Index is available,

the Calculation Agent will determine the value that would be used in computing a Monthly Return as described in the preceding paragraph as if that day were a Monthly Return Calculation Date, or, in the case of the final Monthly Return Calculation Date of July 2, 2010, as if that day were a Calculation Day. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone.

General

This SUMmation Security is one of a duly authorized issue of Securities of the Company, issued and to be issued under an Indenture, dated as of April 1, 1983, as amended and restated (herein referred to as the “Indenture”), between the Company and JPMorgan Chase Bank, as Trustee (herein referred to as the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the SUMmation Securities, and the terms upon which the SUMmation Securities are, and are to be, authenticated and delivered.

The Company hereby covenants for the benefit of the Holders of the SUMmation Securities, to the extent permitted by applicable law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a Holder of the SUMmation Securities.

The SUMmation Securities are not subject to redemption by the Company or at the option of the Holder prior to the Stated Maturity.

In case an Event of Default with respect to any SUMmation Securities shall have occurred and be continuing, the amount payable to a Holder of a SUMmation Security upon any acceleration permitted by the SUMmation Securities, with respect to each Unit, will be equal to the amount payable on the Stated Maturity, calculated as though the date of early repayment were the Stated Maturity of the SUMmation Securities and the final Monthly Return Calculation Date of the SUMmation Securities.

In case of default in payment of the SUMmation Securities (whether at the Stated Maturity or upon acceleration), from and after such date of default the SUMmation Securities shall bear interest, payable upon demand of the Holders thereof, at the rate of 1.3% per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the SUMmation Securities to the date payment of such amount has been made or duly provided for.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate original public offering price or principal amount, as the case may be, of the Securities at the time Outstanding of each series affected thereby. Holders of specified percentages in aggregate original public offering price or principal amount, as the case may be, of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this SUMmation Security shall be conclusive and binding upon such Holder and upon all future Holders of this SUMmation Security and of any SUMmation Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this SUMmation Security.

No reference herein to the Indenture and no provision of this SUMmation Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay any amount payable with respect to this SUMmation Security and any interest on any overdue amount thereof at the time, place, and rate, and in the coin or currency herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the first page hereof, the transfer of this SUMmation Security may be registered on the Security Register of the Company, upon surrender of this SUMmation Security for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new SUMmation Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The SUMmation Securities are issuable only in registered form without coupons in denominations of a single Unit and integral multiples thereof. This SUMmation Security shall remain in the form of a global security held by a Depository. Notwithstanding the foregoing, if (x) any Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this SUMmation Security shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the SUMmation Securities, this SUMmation Security shall be exchangeable for SUMmation Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of a single Unit and integral multiples thereof. Such definitive SUMmation Securities shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive SUMmation Securities are so delivered, the Company may make such changes to the form of this SUMmation Security as are necessary or appropriate to allow for the issuance of such definitive SUMmation Securities.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

The Company shall treat this SUMmation Security as a debt instrument for tax purposes, and, where required, shall file information returns with the Internal Revenue Service in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the SUMmation Securities.

Prior to due presentment of this SUMmation Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this SUMmation Security is registered as the owner hereof for all purposes, whether or not this SUMmation Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this SUMmation Security which are defined in the Indenture but not in this SUMmation Security shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by JPMorgan Chase Bank, the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this SUMmation Security shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:  July 2, 2003

CERTIFICATE OF AUTHENTICATION		Merrill Lynch & Co., Inc.
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	[Copy of Seal]

JPMorgan Chase Bank, as Trustee		By:
Treasurer

By:		Attest:
Authorized Officer		Assistant Secretary